Exhibit 99.1

AmerisourceBergen Corporation
P.O. Box 959 Valley Forge, PA 19482

Contact:                                              Barbara Brungess

Vice President, Corporate & Investor Relations

610-727-7199

bbrungess@amerisourcebergen.com

AMERISOURCEBERGEN REPORTS

FOURTH QUARTER AND FISCAL YEAR 2015 RESULTS

Expects Fiscal Year 2016 Adjusted Diluted EPS

to be in the range of $5.73 to $5.90

VALLEY FORGE, PA, October 29, 2015 — AmerisourceBergen Corporation (NYSE:ABC) today reported that in its fiscal year 2015 fourth quarter ended September 30, 2015, adjusted diluted earnings per share increased 6.4 percent to $1.17.  Revenue increased 12.3 percent to $35.5 billion in the quarter.  Adjusted earnings per share for the September quarter included a one-time tax charge that negatively impacted adjusted results by 4 cents.  On the basis of U.S. generally accepted accounting principles (GAAP), diluted earnings per share were $1.56 for the September quarter of fiscal 2015.  In the tables that follow, we present our GAAP results as well as GAAP to non-GAAP reconciliations.

“Our strong performance in the September quarter and excellent results for the fiscal year put us in position to continue to meet our long-term strategic and financial objectives in the years ahead,” said Steven H. Collis, AmerisourceBergen President and Chief Executive Officer.  “Over the course of fiscal 2015, we made a strategic acquisition of MWI Veterinary Supply, Inc. and earlier this month announced a definitive agreement to acquire PharMEDium Healthcare Holdings, Inc.  Both of these acquisitions strengthen our position in the pharmaceutical supply channel, and enhance our ability to grow in the future and deliver value to all of our stakeholders.  Our strong balance sheet and cash flow generation, thoughtful deployment of capital, and associates’ dedication to delivering financial and operating excellence gives me great confidence that we will continue to drive success in fiscal 2016.”

The comments below compare adjusted results, which exclude:

•                  Warrant expense;

•                  Gains on antitrust litigation settlements;

•                  LIFO expense;

•                  Acquisition-related intangibles amortization;

•                  Employee severance, litigation and other expenses; and

•                  An impairment charge related to an equity investment.

In addition, we calculate our adjusted earnings per share for each period using a diluted weighted average share count, which excludes the accounting dilution resulting from the impact of the unexercised equity warrants, and the impact from the shares repurchased under our special share repurchase programs.  We previously issued $600 million of 1.15% senior notes due in May 2017 to fund our initial special share repurchase program.  The interest expense incurred relating to this borrowing is also excluded from the non-GAAP presentation.

Summary of Adjusted Quarterly Results

•                  Revenue:  In the fourth quarter of fiscal 2015, revenue was $35.5 billion, up 12.3 percent compared to the same quarter in the previous fiscal year, reflecting an 8 percent increase in AmerisourceBergen Drug Corporation (ABDC) revenue, and a 24 percent increase in AmerisourceBergen Specialty Group (ABSG) revenue.

•                  Gross Profit:  Gross profit in the fiscal 2015 fourth quarter was $1.1 billion, a 14.6 percent increase over the same period in the previous year, driven primarily by the addition of a full quarter of results from MWI Veterinary Supply, Inc. (MWI).  Gross profit as a percentage of revenue increased 6 basis points to 2.99 percent from the prior year quarter.

•                  Operating Expenses:  In the fourth quarter of fiscal 2015, operating expenses were $606 million, up 20.5 percent over the same period in the last fiscal year.  The increase in operating expenses in the quarter was primarily driven by the addition of MWI and additional costs to support the increase in revenue growth, particularly at ABSG.  Operating expenses as a percentage of revenue in the fiscal 2015 fourth quarter were 1.71 percent compared with 1.59 percent for the same period in the previous fiscal year, driven by the higher expense profile of MWI.

•                  Operating Income:  In the fiscal 2015 fourth quarter, operating income of $456 million was up 7.6 percent versus the prior year, driven by the increase in gross profit, which was offset in part by the increase in operating expenses. Operating income as a percentage of revenue decreased 5 basis points to 1.29 percent in the fiscal 2015 fourth quarter compared to the previous year’s fourth quarter.

•                  Tax Rate:  The effective tax rate for the fourth quarter of fiscal 2015 was 37.0 percent, down from 37.5 percent in the previous fiscal year’s fourth quarter, as the favorable impact of growth in our international businesses was offset in part by a $10 million reserve of a deferred tax asset, originating from state net operating losses, that will not likely be utilized.

•                  Earnings Per Share:  Diluted earnings per share were up 6.4 percent to $1.17 in the fourth quarter of fiscal year 2015 compared to $1.10 in the previous fiscal year’s fourth quarter, driven by the increase in operating income.

•                  Shares Outstanding:  Diluted weighted average shares outstanding for the fourth quarter of fiscal year 2015 were 230.1 million, flat versus the prior year quarter as share repurchases offset employee stock option exercises.

Segment Discussion

The Pharmaceutical Distribution segment includes both AmerisourceBergen Drug Corporation and AmerisourceBergen Specialty Group.  Other includes AmerisourceBergen Consulting Services, World Courier, and MWI.

Pharmaceutical Distribution Segment

In the fourth fiscal quarter of 2015, Pharmaceutical Distribution revenues were $34.0 billion, an increase of 10 percent compared to the same quarter in the prior year.  ABDC revenues increased 8 percent, due primarily to the onboarding of the Walgreens Boots Alliance, Inc. generic pharmaceuticals business, and solid organic sales growth from our independent pharmacy, alternate site, and health systems customers.  ABSG revenues increased 24 percent, which was driven by strong performance in our blood products, vaccine and physician office distribution businesses, the impact of manufacturer shifts of certain oncology products from full line distribution to specialty distribution, and an increase in sales to community oncology practices.  Intrasegment revenues between ABDC and ABSG have been eliminated in the presentation of total Pharmaceutical Distribution revenue.  Total intrasegment revenues were $1.6 billion and $1.1 billion in the quarters ended September 30, 2015 and 2014, respectively.

Operating income of $388.1 million in the September quarter of fiscal 2015 was essentially flat compared to the same period in the previous year due to the impact of previously announced customer renewals and a lower contribution from generic inflation.

Other

Revenues in Other were $1.6 billion in the fourth quarter of fiscal 2015, an increase of 139 percent over the same period in the prior year due to the addition of a full quarter of revenues from

MWI.  Operating income increased 82 percent to $68 million in the fourth quarter of fiscal 2015, driven by the additional income from MWI.

Summary of Fiscal Year 2015

In fiscal year 2015, adjusted diluted earnings per share from continuing operations were $4.96, an increase of 24.9 percent over the prior fiscal year.  Revenue of $136.0 billion was up 13.7 percent over the last fiscal year.  Gross profit increased 21.2 percent and operating income increased 22.0 percent, driven primarily by the increase in revenues and the addition of MWI.  Operating income margin increased 10 basis points to 1.40 percent due to the addition of MWI and the improvement in ABDC’s operating income margin.  Diluted weighted average shares outstanding in fiscal 2015 were 230.3 million, down one percent from the prior fiscal year.

Fiscal Year 2016 Expectations

Our expectations for financial performance in fiscal 2016 assume that we will complete the PharMEDium transaction during the first fiscal quarter.  Other assumptions include:

•                  Adjusted diluted earnings per share in the range of $5.73 to $5.90, a 15 percent to 19 percent increase over fiscal 2015;

•                  Revenue growth in the range of 8 percent to 10 percent;

•                  Adjusted operating income growth in the 16 percent to 18 percent range;

•                  Adjusted operating margin increase of 8 to 12 basis points;

•                  Effective tax rate of approximately 35.5 percent;

•                  Free cash flow generation in the range of $2.3 billion to $2.7 billion;

•                  Capital expenditures in the $400 million range;

•                  Modest share repurchases under the regular and special programs, as well as special share repurchases to satisfy previously disclosed hedging programs, all subject to market conditions.

Conference Call

The Company will host a conference call to discuss the results at 11:00 a.m. Eastern Time on October 29, 2015.

Participating in the conference call will be:

Steven H. Collis, President & Chief Executive Officer

Tim G. Guttman, Executive Vice President & Chief Financial Officer

The dial-in number for the live call will be (612) 332-1210.  No access code is required.  The live call will also be webcast via the Company’s website at www.amerisourcebergen.com.  Users are encouraged to log on to the webcast approximately 10 minutes in advance of the scheduled start time of the call.

Replays of the call will be made available via telephone and webcast.  A replay of the webcast will be posted on www.amerisourcebergen.com approximately two hours after the completion of the call and will remain available for thirty days.  The telephone replay will also be available approximately two hours after the completion of the call and will remain available for seven days.  To access the telephone replay from within the US, dial (800) 475-6701.  From outside the US, dial (320) 365-3844.  The access code for the replay is 370374.

About AmerisourceBergen

AmerisourceBergen is one of the largest global pharmaceutical sourcing and distribution services companies, helping both healthcare providers and pharmaceutical and biotech manufacturers improve patient access to products and enhance patient care. With services ranging from drug distribution and niche premium logistics to reimbursement and pharmaceutical consulting services, AmerisourceBergen delivers innovative programs and solutions across the pharmaceutical supply channel in human and animal health. With over $135 billion in annual revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs approximately 17,000 people. AmerisourceBergen is ranked #16 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

AmerisourceBergen’s Cautionary Note Regarding Forward-Looking Statements

Certain of the statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as “expect,” “likely,” “outlook,” “forecast,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “continue,” “sustain,” “synergy,” “on track,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” variations of such words, and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and are subject to uncertainty and change in circumstances. These statements are not guarantees of future performance and are based on assumptions that could prove incorrect or could cause actual results to vary materially from those indicated. Among the factors that could cause actual results to differ materially from those projected, anticipated, or implied are the following: competition; industry consolidation of both customers and suppliers resulting in increasing pressure to reduce prices for our products and services; changes in pharmaceutical market growth rates; price inflation in branded and generic pharmaceuticals, and price deflation in generics; declining economic conditions in the United States and abroad; financial market volatility and disruption; substantial defaults in payment, material reduction in purchases by or the loss, bankruptcy or insolvency of a major customer; the loss, bankruptcy or insolvency of a major supplier; changes to the customer or supplier mix; the retention of key customer or supplier relationships under less favorable economics or the adverse resolution of any contract or other dispute with customers or suppliers; interest rate and foreign currency exchange rate fluctuations; the disruption of AmerisourceBergen’s cash flow and ability to return value to its stockholders in accordance with its past practices; risks associated with the strategic, long-term relationship between Walgreen Boots Alliance, Inc. and AmerisourceBergen, including with respect to the pharmaceutical distribution agreement and/or the global sourcing joint venture;  risks associated with the potential impact on AmerisourceBergen’s earnings per share resulting from the issuance of the warrants to subsidiaries of Walgreen Boots Alliance, Inc. (the “Warrants”); AmerisourceBergen’s inability to implement its hedging strategy to mitigate the potentially dilutive effect of the issuance of its common stock in accordance with the Warrants under its special share repurchase program due to its financial performance, the current and future share price of its common stock, its expected cash flows, competing priorities for capital, and overall market conditions; changes in the United States healthcare and regulatory environment; increasing governmental regulations regarding the pharmaceutical supply channel and pharmaceutical compounding; federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances; federal and state prosecution of alleged violations of related laws and regulations, and any related litigation, including shareholder derivative lawsuits or other disputes relating to our distribution of controlled substances; increased federal scrutiny and qui tam litigation for alleged violations of fraud and abuse laws and regulations and/or any other laws and regulations governing the marketing, sale, purchase and/or dispensing of pharmaceutical products or services and any related litigation; material adverse resolution of pending legal proceedings; declining reimbursement rates for pharmaceuticals; the possibility that the merger with PharMEDium may not be completed in the anticipated time frame, or at all; the acquisition of businesses that do not perform as expected, or that are difficult to integrate or control, including the integration of MWI and, if completed, PharMEDium, or the ability to capture all of the anticipated synergies related thereto; managing foreign expansion, including non-compliance with the U.S. Foreign Corrupt Practices Act, anti-bribery laws and economic sanctions and import laws and regulations; malfunction, failure or breach of sophisticated information systems to operate as designed; risks generally associated with data privacy regulation and the international transfer of personal data; changes in tax laws or legislative initiatives that could adversely affect AmerisourceBergen’s tax positions and/or AmerisourceBergen’s tax liabilities or adverse resolution of challenges to AmerisourceBergen’s tax positions; natural disasters or other unexpected events that affect AmerisourceBergen’s operations; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting AmerisourceBergen’s business generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors) and Item 1 (Business) in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2014 and elsewhere in that report and (ii) in other reports filed with the Securities and Exchange Commission.

###

AMERISOURCEBERGEN CORPORATION

FINANCIAL SUMMARY

(In thousands, except per share data)

(unaudited)

	Three		Three
	Months Ended		Months Ended
	September 30,	% of	September 30,	% of	%
	2015	Revenue	2014	Revenue	Change

Revenue	$35,470,378		$31,588,708		12.3%

Cost of goods sold	34,496,804		30,716,164		12.3%

Gross profit [1]	973,574	2.74%	872,544	2.76%	11.6%

Operating expenses:
Distribution, selling and administrative	556,367	1.57%	459,249	1.45%	21.1%
Depreciation and amortization	69,348	0.20%	49,512	0.16%	40.1%
Warrants	(196,487)	-0.55%	155,739	0.49%
Employee severance, litigation and other	6,895	0.02%	781	—%
Total operating expenses	436,123	1.23%	665,281	2.11%	-34.4%

Operating income	537,451	1.52%	207,263	0.66%	159.3%

Other loss	2,413	0.01%	1,332	—%

Impairment charge on equity investment [2]	30,622	0.09%	—	—%

Interest expense, net	28,920	0.08%	17,653	0.06%	63.8%

Income before income taxes	475,496	1.34%	188,278	0.60%	152.5%

Income taxes	111,209	0.31%	120,476	0.38%	-7.7%

Net income	$364,287	1.03%	$67,802	0.21%	437.3%

Earnings per share:
Basic	$1.72		$0.30		473.3%
Diluted	$1.56		$0.29		437.9%

Weighted average common shares outstanding:
Basic	212,155		224,087
Diluted [3]	233,395		235,074		-0.7%

1         Includes a $88.9 million LIFO expense charge and a $0.4 million gain from antitrust litigation settlements in the three months ended September 30, 2015.  Includes a $54.4 million LIFO expense charge in the three months ended September 30, 2014.

2         Represents an impairment charge related to the Company’s minority ownership interest in a pharmaceutical wholesaler in Brazil.

3         Includes the dilutive effect of stock options, restricted stock, restricted stock units and the Warrants issued to Walgreens Boots Alliance, Inc.

AMERISOURCEBERGEN CORPORATION

FINANCIAL SUMMARY

(In thousands, except per share data)

(unaudited)

	Fiscal		Fiscal
	Year Ended		Year Ended
	September 30,	% of	September 30,	% of	%
	2015	Revenue	2014	Revenue	Change

Revenue	$135,961,803		$119,569,127		13.7%

Cost of goods sold	132,432,490		116,586,761		13.6%

Gross profit [1]	3,529,313	2.60%	2,982,366	2.49%	18.3%

Operating expenses:
Distribution, selling and administrative	1,918,045	1.41%	1,587,261	1.33%	20.8%
Depreciation and amortization	243,280	0.18%	185,290	0.15%	31.3%
Warrants	912,724	0.67%	422,739	0.35%
Employee severance, litigation and other	37,894	0.03%	8,192	0.01%
Total operating expenses	3,111,943	2.29%	2,203,482	1.84%	41.2%

Operating income	417,370	0.31%	778,884	0.65%	-46.4%

Other loss (income) [2]	13,598	0.01%	(4,360)	—%

Impairment charge on equity investment [3]	30,622	0.02%	—	—%

Interest expense, net	99,001	0.07%	76,862	0.06%	28.8%

Loss on early retirement of debt	—	—%	32,954	0.03%

Income before income taxes	274,149	0.20%	673,428	0.56%	-59.3%

Income taxes	409,036	0.30%	389,398	0.33%	5.0%

(Loss) income from continuing operations	(134,887)	-0.10%	284,030	0.24%	-147.5%

Loss from discontinued operations, net of income taxes	—		(7,546)

Net (loss) income	$(134,887)	-0.10%	$276,484	0.23%

Basic earnings per share:
Continuing operations	$(0.62)		$1.25		-149.6%
Discontinued operations	—		(0.03)
Total	$(0.62)		$1.22

Diluted earnings per share:
Continuing operations	$(0.62)		$1.21		-151.2%
Discontinued operations	—		(0.03)
Rounding	—		(0.01)
Total	$(0.62)		$1.17

Weighted average common shares outstanding:
Basic	217,786		227,367
Diluted [4]	217,786		235,405		-7.5%

1         Includes a $542.8 million LIFO expense charge and a $65.5 million gain from antitrust litigation settlements in the fiscal year ended September 30, 2015.  Includes a $348.1 million LIFO expense charge and a $24.4 million gain from antitrust litigation settlements in the fiscal year ended September 30, 2014.

2         Includes a $11.1 million loss on the sale of a small technology business in the fiscal year ended September 30, 2015.

3         Represents an impairment charge related to the Company’s minority ownership interest in a pharmaceutical wholesaler in Brazil.

4         As a result of the net loss, stock options, restricted stock, restricted stock units and the Warrants issued to Walgreens Boots Alliance, Inc. were anti-dilutive for the fiscal year ended September 30, 2015.  The dilutive effect of these items is included in the fiscal year ended September 30, 2014.

AMERISOURCEBERGEN CORPORATION

GAAP TO NON-GAAP RECONCILIATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30, 2015
	Gross Profit	Operating Expenses	Operating Income	Impairment Charge	Interest Expense, Net	Income Before Income Taxes	Income Taxes	Net Income	Diluted Earnings Per Share

GAAP	$973,574	$436,123	$537,451	$30,622	$28,920	$475,496	$111,209	$364,287	$1.56

Warrant expense [1]	—	196,487	(196,487)	—	(2,156)	(194,331)	7,072	(201,403)	(0.85)

Gain on antitrust litigation settlements	(443)	—	(443)	—	—	(443)	470	(913)	—

LIFO expense	88,929	—	88,929	—	—	88,929	29,399	59,530	0.26

Acquisition-related intangibles amortization	—	(19,617)	19,617	—	—	19,838	7,207	12,631	0.05

Employee severance, litigation and other	—	(6,895)	6,895	—	—	6,895	2,652	4,243	0.02

Impairment charge on equity investment [2]	—	—	—	(30,622)	—	30,622	—	30,622	0.13

Adjusted Non-GAAP	$1,062,060	$606,098	$455,962	$—	$26,764	$427,006	$158,009	$268,997	$1.17

Adjusted Non-GAAP % changes vs. prior year quarter	14.6%	20.5%	7.6%	—%	72.5%	4.6%	3.2%	5.5%	6.4%

	GAAP	Adjusted Non-GAAP
Percentages of Revenue:

Gross profit	2.74%	2.99%
Operating expenses	1.23%	1.71%
Operating income	1.52%	1.29%

1 The amount of Warrant expense deductible for tax purposes is based on the initial valuation of the Warrants.  Therefore, the income tax rate on Warrant expense will vary by quarter depending upon the quarterly changes in the fair value of the Warrants.  In connection with the fiscal 2014 special $650 million share repurchase program, the Company issued $600 million of 1.15% senior notes due in May 2017.  The interest expense incurred relating to this borrowing has been excluded from the non-GAAP presentation.

2 Represents an impairment charge related to the Company’s minority ownership interest in a pharmaceutical wholesaler in Brazil.  Due to the nature of the loss, no tax benefit was recorded.

Note: Management considers GAAP financial measures as well as the presented non-GAAP financial measures in evaluating the Company’s operating performance.  Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors.

AMERISOURCEBERGEN CORPORATION

GAAP TO NON-GAAP RECONCILIATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30, 2014
	Gross Profit	Operating Expenses	Operating Income	Interest Expense, Net	Income Before Income Taxes	Income Taxes	Net Income	Diluted Earnings Per Share

GAAP	$872,544	$665,281	$207,263	$17,653	$188,278	$120,476	$67,802	$0.29

Warrant expense [1]	—	(155,739)	155,739	(2,136)	157,875	7,139	150,736	0.66

Gain on antitrust litigation settlements	(40)	—	(40)	—	(40)	(146)	106	—

LIFO expense	54,416	—	54,416	—	54,416	22,431	31,985	0.14

Acquisition-related intangibles amortization	—	(5,683)	5,683	—	6,911	2,743	4,168	0.02

Employee severance, litigation and other	—	(781)	781	—	781	339	442	—

Loss on early retirement of debt	—	—	—	—	—	176	(176)	—

Adjusted Non-GAAP	$926,920	$503,078	$423,842	$15,517	$408,221	$153,158	$255,063	$1.10	[2]

	GAAP	Adjusted Non-GAAP
Percentages of Revenue:

Gross profit	2.76%	2.93%
Operating expenses	2.11%	1.59%
Operating income	0.66%	1.34%

1 The amount of Warrant expense deductible for tax purposes is based on the initial valuation of the Warrants.  Therefore, the income tax rate on Warrant expense will vary by quarter depending upon the quarterly changes in the fair value of the Warrants.  In connection with the fiscal 2014 special $650 million share repurchase program, the Company issued $600 million of 1.15% senior notes due in May 2017.  The interest expense incurred relating to this borrowing has been excluded from the non-GAAP presentation.

2 The sum of the components do not equal the total due to rounding.

Note: Management considers GAAP financial measures as well as the presented non-GAAP financial measures in evaluating the Company’s operating performance.  Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors.

AMERISOURCEBERGEN CORPORATION

GAAP TO NON-GAAP RECONCILIATIONS

(in thousands, except per share data)

(unaudited)

	Fiscal Year Ended September 30, 2015
	Gross Profit	Operating Expenses	Operating Income	Impairment Charge	Interest Expense, Net	Income Before Income Taxes	Income Taxes	Net (Loss) Income	Diluted Earnings Per Share

GAAP	$3,529,313	$3,111,943	$417,370	$30,622	$99,001	$274,149	$409,036	$(134,887)	$(0.62)

Warrant expense [1]	—	(912,724)	912,724	—	(8,615)	921,339	28,540	892,799	3.91

Gain on antitrust litigation settlements	(65,493)	—	(65,493)	—	—	(65,493)	(24,933)	(40,560)	(0.18)

LIFO expense	542,807	—	542,807	—	—	542,807	206,648	336,159	1.46

Acquisition-related intangibles amortization	—	(54,095)	54,095	—	—	55,117	20,984	34,133	0.15

Employee severance, litigation and other	—	(37,894)	37,894	—	—	37,894	14,426	23,468	0.10

Impairment charge on equity investment [2]	—	—	—	(30,622)	—	30,622	—	30,622	0.13

Adjusted Non-GAAP	$4,006,627	$2,107,230	$1,899,397	$—	$90,386	$1,796,435	$654,701	$1,141,734	$4.96	[3]

Adjusted Non-GAAP % changes vs. prior year period	21.2%	20.5%	22.0%	—%	22.5%	20.7%	15.9%	23.6%	24.9%

	GAAP	Adjusted Non-GAAP

Percentages of Revenue:

Gross profit	2.60%	2.95%
Operating expenses	2.29%	1.55%
Operating income	0.31%	1.40%

1 The amount of Warrant expense deductible for income tax purposes is based on the initial valuation of the Warrants.  Therefore, the income tax rate on Warrant expense will vary by quarter depending upon the quarterly changes in the fair value of the Warrants.  In connection with the fiscal 2014 special $650 million share repurchase program, the Company issued $600 million of 1.15% senior notes due in May 2017.  The interest expense incurred relating to this borrowing has been excluded from the non-GAAP presentation.

2 Represents an impairment charge related to the Company’s minority ownership interest in a pharmaceutical wholesaler in Brazil.  Due to the nature of the loss, no tax benefit was recorded.

3 The sum of the components do not equal the total due to rounding.

Note: Management considers GAAP financial measures as well as the presented non-GAAP financial measures in evaluating the Company’s operating performance.  Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors.

AMERISOURCEBERGEN CORPORATION

GAAP TO NON-GAAP RECONCILIATIONS

(in thousands, except per share data)

(unaudited)

	Fiscal Year Ended September 30, 2014
	Gross Profit	Operating Expenses	Operating Income	Interest Expense, Net	Loss on Retirement of Debt	Income Before Income Taxes	Income Taxes	Income From Continuing Operations	Diluted Earnings Per Share From Continuing Operations

GAAP	$2,982,366	$2,203,482	$778,884	$76,862	$32,954	$673,428	$389,398	$284,030	$1.21

Warrant expense [1]	—	(422,739)	422,739	(3,062)	—	425,801	26,434	399,367	1.73

Gain on antitrust litigation settlements	(24,436)	—	(24,436)	—	—	(24,436)	(9,370)	(15,066)	(0.06)

LIFO expense	348,063	—	348,063	—	—	348,063	133,445	214,618	0.92

Acquisition-related intangibles amortization	—	(23,167)	23,167	—	—	24,395	9,354	15,041	0.06

Employee severance, litigation and other	—	(8,192)	8,192	—	—	8,192	3,141	5,051	0.02

Loss on early retirement of debt	—	—	—	—	(32,954)	32,954	12,634	20,320	0.09

Adjusted Non-GAAP	$3,305,993	$1,749,384	$1,556,609	$73,800	$—	$1,488,397	$565,036	$923,361	$3.97

	GAAP	Adjusted Non-GAAP

Percentages of Revenue:

Gross profit	2.49%	2.76%
Operating expenses	1.84%	1.46%
Operating income	0.65%	1.30%

1 The amount of Warrant expense deductible for income tax purposes is based on the initial valuation of the Warrants.  Therefore, the income tax rate on Warrant expense will vary by quarter depending upon the quarterly changes in the fair value of the Warrants.  In connection with the fiscal 2014 special $650 million share repurchase program, the Company issued $600 million of 1.15% senior notes due in May 2017.  The interest expense incurred relating to this borrowing has been excluded from the non-GAAP presentation.

Note: Management considers GAAP financial measures as well as the presented non-GAAP financial measures in evaluating the Company’s operating performance.  Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors.

AMERISOURCEBERGEN CORPORATION

RECONCILIATION OF DILUTED SHARES OUTSTANDING (GAAP TO NON-GAAP)

(In thousands)

(unaudited)

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2015	2014	2015	2014

Basic shares outstanding	212,155	224,087	217,786	227,367

Stock option, restricted stock, and restricted stock unit dilution	4,523	4,643	—	4,787

Warrant dilution	16,717	6,344	—	3,251

GAAP diluted shares outstanding	233,395	235,074	217,786	235,405

Warrant dilution [1]	(16,717)	(6,344)	—	(3,251)

Shares repurchased under special share repurchase programs [1]	13,444	2,197	7,629	657

Stock option, restricted stock, and restricted stock unit dilution [2]	—	—	4,857	—

Non-GAAP diluted shares outstanding	230,122	230,927	230,272	232,811

1 For the non-GAAP presentation, diluted weighted average common shares outstanding have been adjusted to exclude the impact of the Warrants and the shares repurchased under special share repurchase programs, which were established to mitigate the potentially dilutive effect of the Warrants and supplement the Company’s previously executed hedging strategy.

2 For the non-GAAP presentation, diluted weighted average common shares outstanding have been adjusted to include the impact of the stock options, restricted stock, and restricted stock units that were anti-dilutive for the GAAP presentation.

AMERISOURCEBERGEN CORPORATION

WARRANT COVERAGE INFORMATION

(in millions)

(unaudited)

9/30/2015 [1]
2016 Warrant Coverage:
Shares from 2016 Capped Calls	12.6
Share Repurchases [2]	10.1
Total Shares Covered	22.7

2016 Warrant Shares	22.7
2016 Warrant Coverage	100%

2017 Warrant Coverage:
Shares from 2017 Capped Calls	11.4
Share Repurchases [2]	8.7
2015 Call Options [3]	1.2
Total Shares Covered	21.3

2017 Warrant Shares	22.7
2017 Warrant Coverage	94%

1 Based on September 30, 2015 closing stock price of $94.99.

2 Includes 4.5 million Call Options exercised between April 2015 and September 2015.

3 Includes 1.2 million Call Options exercised from October 1, 2015 through October 28, 2015, for a total cost of approximately $112 million.

Estimated Number of Shares to be Received
Upon Exercise of Capped Calls
(at various illustrative ABC share prices)
(in millions)

Illustrative ABC Share Price [4]	2016 Capped Calls	2017 Capped Calls

$95	12.6	11.4
$100	12.0	10.9
$105	11.4	10.3
$110	10.9	9.9
$115	10.4	9.4
$120	10.0	9.1
$125	9.6	8.7
$130	9.2	8.4

4 An ABC share price below $95 will increase the number of shares to be received up to a maximum of 13.6 million shares for the 2016 and 2017 Capped Calls, respectively.

AMERISOURCEBERGEN CORPORATION

SUMMARY SEGMENT INFORMATION

(dollars in thousands)

(unaudited)

	Three Months Ended September 30,
Revenue	2015	2014	% Change

Pharmaceutical Distribution	$33,976,475	$31,016,044	9.5%
Other	1,557,201	652,239	138.7%
Intersegment eliminations	(63,298)	(79,575)	-20.5%

Revenue	$35,470,378	$31,588,708	12.3%

	Three Months Ended September 30,
Operating income	2015	2014	% Change

Pharmaceutical Distribution	$388,144	$386,487	0.4%
Other	67,818	37,355	81.5%
Total segment operating income	455,962	423,842	7.6%

Gains on antitrust litigation settlements	443	40
LIFO expense	(88,929)	(54,416)
Acquisition-related intangibles amortization	(19,617)	(5,683)
Warrant expense	196,487	(155,739)
Employee severance, litigation and other	(6,895)	(781)

Operating income	$537,451	$207,263	159.3%

Percentages of revenue:

Pharmaceutical Distribution
Gross profit	2.34%	2.55%
Operating expenses	1.19%	1.30%
Operating income	1.14%	1.25%

Other
Gross profit	17.22%	20.92%
Operating expenses	12.86%	15.19%
Operating income	4.36%	5.73%

AmerisourceBergen Corporation (GAAP)
Gross profit	2.74%	2.76%
Operating expenses	1.23%	2.11%
Operating income	1.52%	0.66%

AmerisourceBergen Corporation (Non-GAAP)
Gross profit	2.99%	2.93%
Operating expenses	1.71%	1.59%
Operating income	1.29%	1.34%

AMERISOURCEBERGEN CORPORATION

SUMMARY SEGMENT INFORMATION

(dollars in thousands)

(unaudited)

	Fiscal Year Ended September 30,
Revenue	2015	2014	% Change

Pharmaceutical Distribution	$131,480,550	$117,383,967	12.0%
Other	4,772,178	2,449,149	94.9%
Intersegment eliminations	(290,925)	(263,989)	10.2%

Revenue	$135,961,803	$119,569,127	13.7%

	Fiscal Year Ended September 30,
Operating income	2015	2014	% Change

Pharmaceutical Distribution	$1,644,891	$1,405,992	17.0%
Other	254,506	150,617	69.0%
Total segment operating income	1,899,397	1,556,609	22.0%

Gains on antitrust litigation settlements	65,493	24,436
LIFO expense	(542,807)	(348,063)
Acquisition-related intangibles amortization	(54,095)	(23,167)
Warrant expense	(912,724)	(422,739)
Employee severance, litigation and other	(37,894)	(8,192)

Operating income	$417,370	$778,884	-46.4%

Percentages of revenue:

Pharmaceutical Distribution
Gross profit	2.39%	2.36%
Operating expenses	1.14%	1.16%
Operating income	1.25%	1.20%

Other
Gross profit	18.14%	21.84%
Operating expenses	12.80%	15.69%
Operating income	5.33%	6.15%

AmerisourceBergen Corporation (GAAP)
Gross profit	2.60%	2.49%
Operating expenses	2.29%	1.84%
Operating income	0.31%	0.65%

AmerisourceBergen Corporation (Non-GAAP)
Gross profit	2.95%	2.76%
Operating expenses	1.55%	1.46%
Operating income	1.40%	1.30%

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30,	September 30,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$2,167,442	$1,808,513
Accounts receivable, net	8,222,951	6,312,883
Merchandise inventories	9,755,094	8,593,852
Prepaid expenses and other	189,001	84,957
Total current assets	20,334,488	16,800,205

Property and equipment, net	979,251	899,582
Goodwill and other intangible assets	6,123,944	3,481,744
Other long-term assets	298,474	350,652

Total assets	$27,736,157	$21,532,183

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$20,886,439	$15,592,834
Other current liabilities	1,814,326	1,657,326
Total current liabilities	22,700,765	17,250,160

Long-term debt	3,493,048	1,995,632

Other long-term liabilities	908,824	329,492

Stockholders’ equity	633,520	1,956,899

Total liabilities and stockholders’ equity	$27,736,157	$21,532,183

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Fiscal	Fiscal
	Year Ended	Year Ended
	September 30,	September 30,
	2015	2014
Operating Activities:
Net (loss) income	$(134,887)	$276,484
Loss from discontinued operations	—	7,546
(Loss) income from continuing operations	(134,887)	284,030
Adjustments to reconcile (loss) income from continuing operations to net cash provided by operating activities [1]	1,284,660	750,940
Changes in operating assets and liabilities, excluding the effects of acquisitions and divestitures:
Accounts receivable	(1,478,793)	(938,286)
Merchandise inventories [2]	(836,382)	(956,506)
Accounts payable, accrued expenses, and income taxes	5,127,345	2,317,589
Other	(41,564)	12,932
Net cash provided by operating activities - continuing operations	3,920,379	1,470,699
Net cash used in operating activities - discontinued operations	—	(7,546)
Net cash provided by operating activities	3,920,379	1,463,153

Investing Activities:
Capital expenditures	(231,585)	(264,457)
Cost of acquired companies, net of cash acquired	(2,633,412)	(9,103)
Cost of equity investments	—	(117,794)
Investment in available-for-sale securities	(86,214)	—
Other	20,046	7,199
Net cash used in investing activities	(2,931,165)	(384,155)

Financing Activities:
Net borrowings	1,496,390	566,402
Purchases of common stock [3]	(1,859,106)	(753,926)
Exercises of stock options	193,991	127,906
Cash dividends on common stock	(253,919)	(214,469)
Purchases of call options	(180,000)	(211,397)
Other	(27,641)	(16,007)
Net cash used in financing activities	(630,285)	(501,491)

Increase in cash and cash equivalents	358,929	577,507

Cash and cash equivalents at beginning of year	1,808,513	1,231,006

Cash and cash equivalents at end of year	$2,167,442	$1,808,513

1 Adjustments include non-cash warrant expense of $912.7 million and $422.7 million for the fiscal years ended September 30, 2015 and 2014, respectively.

2 Merchandise inventories include LIFO expense of $542.8 million and $348.1 million for the fiscal years ended September 30, 2015 and 2014, respectively.

3 Includes purchases made under special share repurchase programs totaling $1,540.1 million in the fiscal year ended September 30, 2015, which includes $18.0 million of fiscal 2014 purchases that cash settled in October 2014.